EXHIBIT 23


                             ACCOUNTANTS' CONSENT


The Board of Directors
Hasbro, Inc.:


We consent to incorporation by reference in the Registration Statements Nos. 2-78018, 2-93483, 33-57344, 33-59583, 333-38159, 333-10404 and 333-10412 on
Form S-8 and Nos. 33-41548, 333-44101 and 333-82077 on Form S-3 of Hasbro,
Inc. of our reports dated February 7, 2000 relating to the consolidated balance sheets of Hasbro, Inc. and subsidiaries as of December 26, 1999 and December 27, 1998 and the related statements of earnings, shareholders' equity and cash flows and related schedule for each of the fiscal years in the three-year period ended December 26, 1999, which report on the consolidated financial statements is incorporated by reference and which report on the related schedule is included in the Annual Report on Form 10-K of Hasbro, Inc. for the fiscal year ended December 26, 1999.



/s/ KPMG LLP



Providence, Rhode Island
March 22, 2000